Exhibit 99.1
FOR FURTHER INFORMATION:
David I. Vickers, Chief Financial Officer
(440) 878-2941
Gayle V. Bentkowski, Senior Vice President
(440) 572-8848
Ceres Group Reports Third Quarter 2005 Results
And Updates 2005 Earnings Guidance
Cleveland, OH, November 2, 2005
For the quarter:
•	Net income of $3.4 million ($0.10 per share)

•	Senior Segment pre-tax income of $3.5 million

•	Medical Segment pre-tax income of $0.9 million
For the nine months:
•	Net income of $13.0 million ($0.37 per share)

•	Senior Segment pre-tax income of $11.0 million

•	Medical Segment pre-tax income of $7.4 million
Ceres Group, Inc. (NASDAQ: CERG) today reported net income of $3.4 million ($0.10 per share), for the third quarter of 2005, including $0.5 million ($0.01 per share) from net realized investment gains and a $0.8 million ($0.02 per share) federal income tax benefit related to the reduction of federal income tax reserves with respect to recently closed tax years. This compares to net income of $5.4 million ($0.16 per share) for the third quarter of 2004, including $0.1 million from net realized investment gains, a $2.1 million ($0.06 per share) charge from the California litigation settlements, and a $3.0 million ($0.09 per share) benefit related to a decrease in the valuation allowance for deferred taxes.
For the first nine months of 2005, the company reported net income of $13.0 million ($0.37 per share), including $0.4 million ($0.01 per share) from net realized investment gains, and a $1.8 million ($0.05 per share) federal income tax benefit related to the reduction of federal income tax reserves associated with the elimination of the company’s untaxed policyholder surplus account exposure and recently closed tax years. This compares to net income of $16.5 million ($0.47 per share) for the first nine months of 2004, including $0.3 million from net realized investment gains ($0.01 per share), a

Ceres Group, Inc. • 17800 Royalton Road • Cleveland, Ohio 44136
(440) 572-2400 • (800) 643-2474 • Fax (440) 878-2959 • www.ceresgp.com

Ceres Group, Inc.

$2.1 million ($0.06 per share) charge from the California litigation settlements, and a $5.0 million ($0.14 per share) benefit related to the decrease in the valuation allowance for deferred taxes.
“In the third quarter, we are pleased that our business segments remained profitable and new sales increased in both segments,” said Tom Kilian, president and chief executive officer of Ceres. “At the same time, we faced challenges due to unfavorable experience in our long-term care business as well as a higher-than-expected Medicare supplement loss ratio. As we continue to address our Medicare supplement loss ratio, we still believe that this business will provide earnings growth in the long term.
“With our increased new sales in the third quarter, we are beginning to see results from the investments we made in marketing this year,” Kilian said. “We attribute our sales improvements to the products we introduced earlier this year and to our new career distribution channel.
“We are also pleased to announce that we have completed the $10 million buyback of our stock that we first announced in May of this year,” Kilian added. “We believe that these repurchases were an attractive investment for us and reflect our ongoing confidence in the company.”
Segment Results
Ceres reports its financial results in two primary business segments: Senior and Medical.
Senior Segment (Medicare supplement, long-term care, dental, life insurance, and annuities)
Pre-tax income for the quarter was $3.5 million, including $0.6 million from net realized investment gains, compared to $5.8 million in the third quarter of 2004, including $0.1 million from net realized investment gains. Pre-tax income for the first nine months was $11.0 million, including $0.1 million from net realized investment gains. This compares to pre-tax income of $13.4 million for the same period of 2004.
Benefits, claims, losses and settlement expenses in the Senior Segment were $41.6 million, compared to $34.5 million for the third quarter of 2004. The Senior Segment benefit and claims loss ratio was 80.5%, compared to 74.7% in the third quarter of 2004. The increase in the loss ratio was due primarily to unfavorable long-term care experience in the third quarter of 2005, compared to favorable experience and development of long-term care reserves in the third quarter of 2004. The Medicare supplement loss ratio was higher than expected for the third quarter of 2005 at 75.5%, due to adverse development in the June 30, 2005 claim reserves, compared to 75.2% for the third quarter of 2004.
For the nine months, benefits, claims, losses and settlement expenses in the Senior Segment were $120.0 million, compared to $101.8 million for the first nine months of 2004. The Senior Segment benefit and claims loss ratio was 78.7%, compared to 75.6% for the first nine months of 2004. This increase was due primarily to an increase in the Medicare supplement loss ratio from 72.3% in the first nine months of 2004 to 75.0% in the first nine months of 2005, as well as unfavorable long-term care experience in the third quarter of 2005. The Medicare supplement loss ratio is expected to be 71.1% in the fourth quarter consistent with the historical seasonality of this product. For the full year 2005, the Medicare supplement loss ratio is now expected to be approximately 74.0%, compared to 71.9% for 2004.

Ceres Group, Inc.

“Premiums in our Senior Segment rose 12%, or $5.5 million, compared to the third quarter of 2004,” Kilian said. “We are encouraged by this increase which is a result of both new business and 2005 rate increases.
“Although the Medicare supplement market remains competitive, sales of our Medicare supplement plans increased compared to last quarter and the same quarter a year ago,” Kilian added. “We are also pleased with the early results of our new career distribution channel. Currently, we have appointed 18 regional sales managers and approximately 180 agents to focus specifically on marketing our senior product portfolio.
“We have begun marketing Medicare Part D prescription drug plans through our relationship with Coventry Health Care, Inc. and its affiliates,” Kilian continued. “Introductory mailings have been sent to approximately 130,000 existing senior insureds. Part D plans enhance our senior portfolio and present increased cross-selling opportunities for agents.”
Medical Segment (catastrophic and comprehensive medical plans)
Pre-tax income for the quarter was $0.9 million, including $0.1 million from net realized investment gains, compared to a pre-tax loss of $1.8 million in the third quarter of 2004, including a $3.3 million pre-tax charge from the California litigation settlements. Pre-tax income for the first nine months of 2005 was $7.4 million, including $0.2 million from net realized investment gains. This compares to $5.8 million in the first nine months of 2004, including the California litigation settlements.
Benefits, claims, losses and settlement expenses in the Medical Segment were $39.1 million, compared to $44.5 million in the third quarter of 2004. The Medical Segment benefit and claims loss ratio was 72.1%, compared to 74.0% for the third quarter of 2004. The increased severity of large claims in the quarter was more than offset by favorable reserve development.
For the nine months, benefits, claims, losses and settlement expenses in the Medical Segment were $116.4 million, compared to $131.2 million for the first nine months of 2004. The Medical Segment benefit and claims loss ratio was 70.2%, compared to 69.8% for the first nine months of 2004. The loss ratio in the Medical Segment is expected to be higher in the fourth quarter of 2005 consistent with historical seasonality patterns.
“Our Medical Segment sales were also positive this quarter,” Kilian said. “We have introduced our new Advantage Series of major medical products designed to offer customers a choice of benefit levels and prices. These higher margin products have been well received by our agents, as evidenced by our initial sales results.”
Outlook
Due to the higher-than-expected Medicare supplement loss ratio during the first nine months of the year and the unfavorable long-term care experience in the third quarter, the company is adjusting its earnings guidance for the full year 2005. The company now expects net income per diluted share of $0.42 to $0.45 for the full year (including the $0.05 per share federal income tax benefit related to the reduction of the federal income tax reserves associated with the elimination of the company’s untaxed policyholder surplus account exposure and recently closed tax years) versus its prior estimate of $0.48 to $0.51 per diluted share. In the company’s outlook for 2005, net income per diluted share excludes the impact of net realized gains or losses.

Ceres Group, Inc.

“Our Medicare supplement loss ratio continues to adversely impact our earnings performance,” Kilian said. “We are taking steps to address this, including filing for appropriate 2006 rate increases on this business.
“In addition to ongoing actuarial analysis and pricing adjustments in both segments, we are pursuing cost reductions as well as product development. All of these strategic initiatives are focused on improving our profitability and margins. In spite of the challenges we faced this year, we remain confident in our plan to position the company for the long-term.”
A conference call with management regarding third quarter 2005 results is scheduled for 10:00 a.m. (Eastern) on November 3, 2005. To listen to the live conference call over the Internet, go to www.ceresgp.com or http://phx.corporate-ir.net/playerlink.zhtml?c=71415&s=wm&e=1153092. To listen to the webcast, please log onto this site at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available after the call.
FINANCIAL TABLES TO FOLLOW

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
REVENUES
Premiums, net
Medical	$54,244	$60,097	$165,917	$187,989
Senior and other	51,662	46,182	152,533	134,698

Total premiums, net	105,906	106,279	318,450	322,687
Net investment income	6,753	6,285	19,634	19,234
Net realized gains	750	163	646	401
Fee and other income	3,970	4,800	12,721	14,663

	117,379	117,527	351,451	356,985

BENEFITS, LOSSES AND EXPENSES
Benefits, claims, losses and settlement expenses
Medical	39,095	44,468	116,431	131,167
Senior and other	41,574	34,494	120,027	101,802

Total benefits, claims, losses and settlement expenses	80,669	78,962	236,458	232,969
Selling, general and administrative expenses	33,292	34,528	97,613	101,102
Net (deferral) amortization and change in acquisition costs and value of business acquired	(787)	187	(320)	4,626
Interest expense and financing costs	178	169	533	507

	113,352	113,846	334,284	339,204

Income before federal income taxes	4,027	3,681	17,167	17,781
Federal income tax expense (benefit)	597	(1,729)	4,216	1,305

Net income	$3,430	$5,410	$12,951	$16,476

Net income per share
Basic	$0.10	$0.16	$0.38	$0.48
Diluted	0.10	0.16	0.37	0.47

Weighted average shares outstanding
Basic	34,206	34,495	34,415	34,450
Diluted	34,377	34,755	34,654	35,025

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Investments	$469,799	$494,951
Cash and cash equivalents	46,753	22,635
Reinsurance receivable	134,232	130,345
Deferred acquisition costs	69,797	67,074
Value of business acquired	9,869	10,952
Goodwill and licenses	14,097	14,097
Other assets	20,818	25,939

Total assets	$765,365	$765,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
Policy liabilities and benefits accrued	$504,256	$489,829
Deferred reinsurance gain	5,620	6,562
Other policyholders’ funds	14,686	19,016
Debt	8,250	10,750
Other liabilities	29,065	35,018

Total liabilities	561,877	561,175
Stockholders’ equity	203,488	204,818

Total liabilities and stockholders’ equity	$765,365	$765,993

Equity per common share:
After accumulated other comprehensive income(1)	$6.12	$5.93
Before accumulated other comprehensive income(1)	6.06	5.72
Book value per share excluding goodwill and licenses	5.70	5.52

(1)	Accumulated other comprehensive income relates primarily to the net unrealized gain (loss) on available-for-sale securities.

Ceres Group, Inc.

CERES GROUP, INC. and SUBSIDIARIES
INDUSTRY SEGMENT DATA
Unaudited
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Medical
Revenues
Net premiums	$54,244	$60,097	$165,917	$187,989
Net investment income	742	964	2,603	3,458
Net realized gains (losses)	82	(6)	204	20
Fee and other income	3,477	4,236	11,171	12,893

	58,545	65,291	179,895	204,360

Expenses
Benefits and claims	39,095	44,468	116,431	131,167
Other operating expenses	18,539	22,593	56,106	67,414

	57,634	67,061	172,537	198,581

Segment profit (loss) before federal income taxes	$911	$(1,770)	$7,358	$5,779

Senior and Other
Revenues
Net premiums	$51,662	$46,182	$152,533	$134,698
Net investment income	5,943	5,317	16,911	15,772
Net realized gains	560	56	104	47
Fee and other income	493	564	1,550	1,770

	58,658	52,119	171,098	152,287

Expenses
Benefits and claims	41,574	34,494	120,027	101,802
Other operating expenses	13,613	11,837	40,086	37,096

	55,187	46,331	160,113	138,898

Segment profit before federal income taxes	$3,471	$5,788	$10,985	$13,389

Corporate and Other
Revenues
Net investment income	$68	$4	$120	$4
Net realized gains	108	113	338	334

	176	117	458	338

Expenses
Interest expense and financing costs	178	169	533	507
Other operating expenses	353	285	1,101	1,218

	531	454	1,634	1,725

Segment loss before federal income taxes	$(355)	$(337)	$(1,176)	$(1,387)

Income before federal income taxes	$4,027	$3,681	$17,167	$17,781

Medical loss ratio	72.1%	74.0%	70.2%	69.8%
Senior loss ratio	80.5%	74.7%	78.7%	75.6%
Overall loss ratio	76.2%	74.3%	74.3%	72.2%

Ceres Group, Inc.

About Ceres Group
Ceres Group, Inc., through its insurance subsidiaries, provides a wide array of health and life insurance products through two primary business segments. Ceres’ Medical Segment includes major medical health insurance for individuals, families, associations and small businesses. The Senior Segment includes senior health, life and annuity products for Americans age 55 and over. To help control medical costs, Ceres also provides medical cost management services to its insureds. Ceres’ nationwide distribution channels include independent and career agents, as well as electronic distribution systems. Ceres is included in the Russell 3000® Index. For more information, visit www.ceresgp.com.
This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the company. Forward-looking statements are statements other than historical information or statements of current condition. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements herein should not be regarded as representation by the company or any other person that the objectives or plans of the company will be achieved. Many factors could cause actual results to differ materially from those contemplated by such forward-looking statements, including, among others, failure to accurately predict loss ratios and improvements in our business, business conditions and competition in the healthcare industry, the failure to successfully implement the business plans (including the company’s growth strategy) for the company and its subsidiaries, failure to accurately predict claims liabilities, ability to institute necessary rate increases, ability to develop, market and administer new and competitive products, developments in healthcare reform and other regulatory issues (including failure to meet statutory capital requirements), rising healthcare costs, adverse outcomes in litigation and related matters, failure to comply with financial and other covenants in our loan agreement, and performance of our reinsurers. This review of important factors should not be construed as exhaustive. Investors and others should refer to Ceres’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2004, and its quarterly reports on Form 10-Q and other periodic filings, for a description of the foregoing and other factors. Ceres undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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